EXHIBIT 5.1

[Letterhead of Latham & Watkins LLP]

August 3, 2009

Owens-Brockway Glass Container Inc.
One Michael Owens Way
Perrysburg, Ohio 43551-2999

Re:	$600,000,000 Aggregate Principal Amount of
7 3/8% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as special counsel to Owens-Brockway Glass Container Inc., a Delaware corporation (the “Company”), in connection with the registration of $600,000,000 aggregate principal amount of the Company’s 7 3/8% Senior Notes due 2016 (the “Notes”), guarantees of the Notes (the “Guarantees”) by Owens-Illinois Group, Inc. (“Group”) and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the “Guarantors”), under the Indenture dated as of May 12, 2009 (the “Indenture”), by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2009 (as amended to the date hereof, the “Registration Statement”).  The Notes and the Guarantees will be issued in exchange for the Company’s outstanding $600,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2016 (the “Private Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”).  Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the enforceability of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors, and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. James W. Baehren has separately provided to you an opinion with respect to the organization, valid existence and good standing of the Guarantors, the authorization of the Notes and the Guarantees by the Company and the Guarantors and the authorization, execution and delivery of the Indenture by the Guarantors. With your permission and the permission of Mr. Baehren, we have assumed such opinion is correct, and in giving the opinion below with respect to the Guarantees, we are relying on this opinion.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture and in exchange for the Private Notes as contemplated by the Registration Statement and Prospectus, the Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (g) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

SCHEDULE A

ACI America Holdings Inc.

Brockway Realty Corporation

NHW Auburn, LLC

OI Auburn Inc.

OI Australia Inc.

OI California Containers Inc.

OI Castalia STS Inc.

OI General Finance Inc.

OI General FTS Inc.

O-I Holding LLC

OI International Holdings Inc.

OI Levis Park STS Inc.

OI Puerto Rico STS Inc.

OIB Produvisa Inc.

Owens-Brockway Packaging, Inc.

Owens-Illinois General Inc.

SeaGate, Inc.

SeaGate II, Inc.

SeaGate III, Inc.

Universal Materials, Inc.